Exhibit 99.2

MKS Inc. Announces $500 Million Share Repurchase Program and Declares Quarterly Cash Dividend

Andover, Mass., November 4, 2026 -- MKS Inc. (NASDAQ: MKSI), a global provider of enabling technologies that transform our world, today announced that its Board of Directors has approved a share repurchase program of up to $500 million and authorized a quarterly cash dividend of $0.25 per share.

The new share repurchase program replaces the prior share repurchase program approved in July 2011, of which approximately $28 million remained available. The repurchase program allows the Company to repurchase up to an aggregate of $500 million of shares of its common stock from time to time on the open market, in privately negotiated transactions, or by other appropriate means. The repurchase program may be suspended or terminated by the Company’s Board of Directors at any time.

“The repurchase program reinforces our confidence in our strategy, financial position, and long-term cash generation,” said John T.C. Lee, President and CEO. ”Share repurchases provide us with an opportunity to return capital to shareholders while we continue to invest in organic growth, strengthen the balance sheet and pursue disciplined capital allocation.”

The quarterly cash dividend is payable on December 7, 2026 to shareholders of record as of November 25, 2026. Future dividend declarations, as well as the record and payment dates for such dividends, are subject to the final determination of the Company's Board of Directors.

About MKS Inc.

MKS Inc. (NASDAQ: MKSI) enables technologies that transform our world. We deliver foundational technology solutions to leading edge semiconductor manufacturing, electronics and packaging, and specialty industrial applications. We apply our broad science and engineering capabilities to create instruments, subsystems, systems, process control solutions and specialty chemicals technology that improve process performance, optimize productivity and enable unique innovations for many of the world’s leading technology and industrial companies. Our solutions are critical to addressing the challenges of miniaturization and complexity in advanced device manufacturing by enabling increased power, speed, feature enhancement, and optimized connectivity. Our solutions are also critical to addressing ever-increasing performance requirements across a wide array of specialty industrial applications. Additional information can be found at www.mks.com.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding MKS’ share repurchase program and dividend program as well as any future share repurchases and dividend payment obligations. Any statements that are not statements of historical fact should be considered to be forward-looking statements. Actual events or results may differ materially from those in the forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are cash available for repurchase and distribution, the then current and expected needs and availability of cash to pay MKS’ obligations, volatility of stock price, and the other factors described in MKS’ Annual Report on Form 10-K for the year ended December 31, 2025 and any subsequent Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter these forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

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MKS Investor Relations Contact:

Paretosh Misra

Vice President, Investor Relations

Telephone: +1 (978) 284-4705

Email: paretosh.misra@mks.com